UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: November 1, 2006

333-51880
(Commission file number)

NEW MEDIUM ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	11-3502174
(State of incorporation)	(IRS Employer Identification No.)

Mahesh Jayanarayan, CEO 195 The Vale London UK W3 7QS	011 44 20 8746 2018
(Address of principal executive offices)	(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

NME BOARD RECOMMENDS COMPENSATION FOR DIRECTORS AND MANAGEMENT SUBJECT TO SHAREHOLDER APPROVAL

On 3rd November 2006, the NME board passed the following resolutions which will be recommended for shareholder consent.

Resolution 1

Each year the Directors and Management may be granted certain options based on Performance in accordance with the Company’s Stock Compensation Plan. This will include the Service Based shares to be currently issued.

The distribution of these shares will be at the sole discretion of the Executive Board.

Resolution 2

Directors and Management are to be issued shares of up to 39 million for services in relation to commercialization of NME product. They will also be granted share options subject to the company achieving net operational profits (excluding Research and Development costs) at the end of each financial year. Awards to consultants are also included in the 39 million shares in lieu of payment for advisory work and for their ongoing role.

Resolution 3

The board to have the right to appoint an independent firm of accountants to compute the Performance based share options to the Employees

Resolution 4

The board to approve the appointment of an independent committee for dispersing compensation for all future allocation of shares.

Item 1.01 Entry into a Material Definitive Agreement

NME ACQUIRES AUTHORING SOFTWARE FROM DIGITAL CHALLENGE

On 1st  November 2006, NME agreed to purchase HD Authoring Tool and Encryption software from Digital Challenge Holdings Ltd, a Hong Kong based company and this includes all patents, patent applications, trademarks, trademark applications and know-how relating to the software. The purchase price for the software includes cash and fully paid up NME restricted Commons Shares (Rule 144) as per the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIUM ENTERPRISES, INC.

Dated: November 8, 2006	By:	/s/ Mahesh Jayanarayan
Mahesh Jayanarayan
Chief Executive Officer